NEWS RELEASE

Further Information Contacts:
AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A. C. Zucaro: Chairman & CEO	Analysts/Investors: Marilynn Meek
(312) 346-8100	(212) 827-3773
OLD REPUBLIC DECLARES THIRD QUARTER 2018 CASH DIVIDEND;
REPORTS ON CORPORATE GOVERNANCE MATTERS

CHICAGO – August 23, 2018 – Old Republic International Corporation (NYSE: ORI) today announced its Board of Directors took five actions at the regularly scheduled quarterly meeting.
Quarterly Dividend Increased for 37th Consecutive Year
The Board declared a quarterly cash dividend of 19.5 cents per share. The dividend is payable September 14, 2018, to shareholders of record on September 4, 2018. Subject to Board approval of each quarter’s new rate, the full-year’s cash dividend will rise to 78 cents per share compared to 76 cents in 2017.
The higher dividend marks the 37th consecutive year that Old Republic has boosted its cash dividend, and the 77th year of uninterrupted payments. Mergent’s Dividend Achievers ranks Old Republic among the 100 companies, out of thousands considered, to post at least 25 consecutive years of annual dividend growth. The list includes some of the most iconic names of American industry. Old Republic ranks 63rd and is one of only four publicly held insurance businesses to merit this distinction. In addition, for the 10 years ended in 2017, the total market return for ORI’s common stock, with dividends reinvested, grew at a compound annual rate of 8.75 percent per share versus 8.49 percent for the S&P 500 Index.
Four Directors Confirmed and a New One Added
Four Class 1 nominees were confirmed as continuing Board members, after each received a plurality of votes at the Annual Meeting. In addition, the Board was pleased to appoint Charles J. Kovaleski as an additional Class 3 member. Kovaleski, an attorney, brings extensive general business experience and knowledge to the Board and management team, particularly in real estate and title insurance.
Independent Public Accounting Firm Ratified
KPMG LLP was ratified as Old Republic’s independent registered public accounting firm for 2018. The firm’s retention followed a review of its proposed fee and audit scope for 2018.
“Say on Pay” Proposal Adopted
The shareholders’ advisory vote approved the executive compensation policies, practices and procedures as set forth in the Company’s proxy statement.
Climate Change Advisory Proposal Rejected
The shareholders rejected the advisory climate change proposal calling for more effective board oversight of the Company’s policies and programs addressing the risks and opportunities posed by climate change and reporting to shareholders concerning steps taken or planned.
Proxy Access Bylaw Proposal Acknowledged
The shareholders’ advisory vote approving a proposal for adopting a so-called proxy access bylaw was acknowledged. As discussed in ORI’s proxy statements, the Board firmly believes in the combination of its longstanding governance structure which is tailored to the nature of its business, and in the proven management of the Company’s operations for the long run. This has led to substantial value creation for: 1) long-term investors, 2) employees as consistent intellectual capital providers and, most importantly, 3) the policyholders who rely on its insurance subsidiaries’ financial stability and operating continuity to secure long-term promises of financial indemnity.

The Board believes that the Company’s governance policies and practices are, in the aggregate, appropriately designed and function effectively to promote and ensure that the business is managed according to ORI’s stated long-term business strategy. There is no empirical evidence of the potential merits and values of adopting the proposed changes in specific governance and inherently related management policies or practices. As a result, the Board’s business judgment is to keep the current comprehensive approach in place.

About Old Republic
Chicago-based Old Republic International Corporation is one of the nation’s 50 largest publicly held insurance organizations. It is a member of the Fortune 500 listing of America’s largest companies.
The Company is organized as a specialized insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity coverages has devolved to a run-off operating mode in recent years. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance operations are the third largest.

Safe Harbor Statement
Historical data pertaining to the operating results, liquidity, and other performance indicators applicable to an insurance enterprise such as Old Republic are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed and other claims can have a bearing on period-to-period comparisons and future operating results.
Some of the oral or written statements made in the Company’s reports, press releases, and conference calls following earnings releases, can constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Of necessity, any such forward-looking statements involve assumptions, uncertainties, and risks that may affect the Company’s future performance. With regard to Old Republic’s General Insurance segment, its results can be particularly affected by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of investment yields and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Title Insurance and RFIG run-off results can be affected by similar factors, and by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans. Life and accident insurance earnings can be affected by the levels of employment and consumer spending, variations in mortality and health trends, and changes in policy lapsation rates. At the parent holding company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, interest income on temporary holdings of short-term investments, and period-to-period variations in the costs of administering the Company’s widespread operations.
A more detailed listing and discussion of the risks and other factors which affect the Company’s risk-taking insurance business are included in Part I, Item 1A - Risk Factors, of the Company’s 2017 Form 10-K Annual Report and Part II, Item 1A - Risk Factors, of the Company’s recent Form 10-Q filings to the Securities and Exchange Commission, which Items are specifically incorporated herein by reference.
Any forward-looking statements or commentaries speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise any and all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue • Chicago, IL 60601 312-346-8100